Exhibit 99.1
Kimberly-Clark Announces Second Quarter and First Half 2026 Results, Updates 2026 Outlook
Makes significant strides in strategic transformation
while sustaining strong business momentum

DALLAS, August 4, 2026 - Kimberly-Clark Corporation (Nasdaq: KMB) today reported second quarter 2026 results reflecting sustained, innovation-driven volume-plus-mix gains and industry-leading productivity that more than offset several significant, discrete unfavorable impacts.
“Our achievements in the first half of the year show that Kimberly-Clark’s durable operating model is enabling us to accelerate our transformation while sustaining the momentum of our brands and businesses,” said Kimberly-Clark Chairman and CEO Mike Hsu. “Our team is executing with agility and addressing discrete headwinds that will moderate our growth and earnings potential in 2026. We continue to invest in our innovation-led growth agenda and superior brand propositions that win with consumers across the value spectrum. Combined with industry-leading gross productivity savings, we’re ensuring that our base business is well positioned to drive sustainable growth in 2027 and beyond.”
Hsu continued, “We also made significant strides to advance the next phase of Kimberly-Clark’s Powering Care strategy. We successfully launched our strategic joint venture with Suzano: Arbex. We entered the next phase of development of our next-generation, sustainable materials innovation platform by announcing the construction of an alternative natural fibers pilot plant in the Southwest of the United States. Our pending acquisition of Kenvue remains on track to close by the end of this year. In sum, our vision for a new kind of health and wellness company, reimagined care for billions of people around the world, and lasting value for shareholders is becoming clearer by the day.”
The Company also noted that its second-quarter results were negatively impacted by a discrete disruption stemming from false allegations regarding the quality of certain diaper brands in the China market. Independent testing conducted by a government-certified third party confirmed the quality and safety of the Company’s products, refuting the false allegations. While the Company is effectively navigating the situation, the impact from the spread of false claims across social media significantly impacted the Company’s diaper sales in China in the second quarter and is expected to further impact sales and profits in the near term.
Quarter Highlights
•Unless otherwise noted, reported results in this release are based on continuing operations and exclude the International Family Care and Professional ("IFP") business, which is reported as discontinued operations.
•Delivered net sales of $4.2 billion, up 0.6 percent, with organic sales growth broadly in line with the prior year.
•Gross margin was 38.3 percent; adjusted gross margin was 38.8 percent, up 190 basis points versus the prior year.

•Operating profit for the quarter was $633 million, while adjusted operating profit was $757 million, up 6.2 percent versus the prior year driven by one-time tariff refunds, strong productivity savings and favorable currency impacts, partially offset by business exits and the China social media disruption, planned investments to drive new product trial and supply chain related investments.
•Diluted earnings per share ("EPS") from continuing operations were $1.22; adjusted EPS from continuing operations were $1.80, up 10.4 percent versus the prior year.
•Diluted EPS attributable to Kimberly-Clark were $1.04; adjusted EPS attributable to Kimberly-Clark were $2.12, up 10.4 percent versus the prior year.
Second Quarter 2026 Results
Net sales of $4.2 billion increased 0.6 percent, as favorable currency impacts of 1.1 percent were partially offset by the exit of the company's private label diaper business in the US. Organic sales growth was broadly in line with the prior year, including an approximately 50 basis point negative impact from the China social media disruption.
Gross margin was 38.3 percent compared to 35.0 percent in the prior year, inclusive of $22 million, or approximately 50 basis points, and $82 million, or approximately 200 basis points, respectively, of charges related to the 2024 Transformation Initiative. Excluding these charges, adjusted gross margin was 38.8 percent, an increase of 190 basis points versus the prior year as one-time tariff refunds and strong productivity savings were partially offset by planned investments to drive new product trial and improve price:value tiers across the portfolio, as well as supply chain related investments.
Second quarter operating profit was $633 million compared to $592 million in the prior year. Current quarter results included $54 million of charges related to the 2024 Transformation Initiative, $109 million related to the Kenvue acquisition and a $39 million benefit related to Brazil business tax credits. Prior year results included $121 million of charges related to the 2024 Transformation Initiative. Excluding these items, adjusted operating profit was $757 million compared to $713 million, an increase of 6.2 percent, driven by the increase in adjusted gross profit discussed above and favorable currency impacts. These gains were partially offset by an approximate 210 basis point headwind from a combination of business exits and the China social media disruption.
Net interest expense was $49 million versus $62 million in the prior year primarily driven by lower interest expense.
The second quarter effective tax rate was 37.9 percent, compared to 22.6 percent in the prior year. On an adjusted basis, the effective rate was 21.1 percent compared to 20.9 percent in the prior year.
Net income of equity companies was $55 million compared to $47 million in the prior year driven primarily by favorable currency impacts and pricing net of cost inflation, partially offset by higher general and administrative expenses.
Income (loss) from discontinued operations, net of income taxes was $(60) million compared to $68 million in the prior year, inclusive of $72 million and $33 million, respectively, of pre-tax separation costs. Current quarter results also included net tax charges of $107 million related to the impacts from certain reorganization activities associated with the IFP Transaction. Excluding these amounts, adjusted income from discontinued operations was $107 million compared to $99 million in the prior year, an increase of 8.1 percent primarily driven by lower depreciation expense in the current year due to reporting requirements for discontinued operations.

Diluted EPS from continuing operations were $1.22 compared to $1.33 in the prior year. These reported amounts are inclusive of net charges of $0.58 and $0.30, respectively, for the certain items discussed above that management doesn't believe reflect our underlying and ongoing operations. Excluding these items, adjusted EPS from continuing operations were $1.80, an increase of 10.4 percent versus the prior year, driven by higher adjusted operating profit, lower net interest expense and higher income from equity companies.
Diluted EPS attributable to Kimberly-Clark were $1.04 compared to $1.53 in the prior year. These reported amounts are inclusive of net charges of $1.08 and $0.39, respectively, for certain items discussed above that management doesn't believe reflect our underlying and ongoing operations. Excluding these items, adjusted EPS attributable to Kimberly-Clark were $2.12, up 10.4 percent, driven by higher adjusted operating profit and income from discontinued operations.
Year-To-Date Results
For the first half of the year, net sales of $8.4 billion increased 1.6 percent, as organic sales growth of 1.2 percent and favorable currency impacts of 1.5 percent were partially offset by a 1.1 percent decline from the exit of the company's private label diaper business in the US. Organic sales growth was driven by a 1.3 percent increase in volume from broad growth within each segment.
For the first half of the year, gross margin was 37.6 percent compared to 36.1 percent in the prior year, inclusive of $64 million, or approximately 80 basis points, and $135 million, or approximately 160 basis points, respectively, of charges related to the 2024 Transformation Initiative. Excluding these charges, adjusted gross margin was 38.3 percent, up 60 basis points versus the prior year driven by one-time tariff refunds and strong productivity gains, partially offset by unfavorable pricing net of cost inflation and supply chain related investments.
Year-to-date operating profit was $1.4 billion compared to $1.2 billion in the prior year, inclusive of net charges of $103 million and $196 million, respectively, for certain items that management does not believe reflect our underlying and ongoing operations. Excluding these items, adjusted operating profit was $1.5 billion compared to $1.4 billion, an increase of 4.9 percent driven by the increase in adjusted gross profit discussed above and favorable currency impacts, partially offset by a 290 basis point headwind from business exits as well as increased brand investments.
Year-to-date effective tax rate was 30.3 percent, compared to 23.1 percent in the prior year. On an adjusted basis, the effective rate was 23.6 percent compared to 20.8 percent in the prior year. The first half of 2025 benefited from the resolution of certain tax matters.
Net income of equity companies was $108 million compared to $91 million in the prior year driven primarily by favorable currency impacts and pricing net of cost inflation, partially offset by higher general and administrative expenses.
Income (loss) from discontinued operations, net of income taxes was $41 million compared to $171 million in the prior year, inclusive of $104 million and $33 million, respectively, of pre-tax separation costs. Current year results also included net tax charges of $107 million related to the impacts from certain reorganization activities associated with the IFP Transaction. Excluding these amounts, adjusted income from discontinued operations was $232 million compared to $202 million in the prior year, an increase of 14.9 percent primarily driven by lower depreciation expense in the current year due to reporting requirements for discontinued operations.

Through the first half of the year diluted EPS from continuing operations were $2.91 compared to $2.72 in the prior year. These reported amounts are inclusive of net charges of $0.49 and $0.53, respectively, for the certain items discussed above that management doesn't believe reflect our underlying and ongoing operations. Excluding these items, adjusted EPS from continuing operations were $3.40, an increase of 4.6 percent, driven by higher adjusted operating profit, lower net interest expense and higher income from equity companies, partially offset by a higher adjusted effective tax rate.
Diluted EPS attributable to Kimberly-Clark were $3.03 compared to $3.23 in the prior year. These reported amounts are inclusive of net charges of $1.06 and $0.62, respectively, for certain items discussed above that management doesn't believe reflect our underlying and ongoing operations. Excluding these items, adjusted EPS attributable to Kimberly-Clark were $4.09 compared to $3.85 last year, up 6.2 percent driven by higher adjusted operating profit and income from discontinued operations, partially offset by a higher adjusted effective tax rate.
Business Segment Results
(Unaudited)

Q2 change vs year ago (%)	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
Consolidated	(0.1)	0.4	(0.5)	(0.4)	1.1	0.6	(0.1)
NA	(0.3)	0.2	(0.7)	(0.5)	0.1	(1.2)	(0.7)
IPC	0.3	0.9	(0.2)	(0.1)	3.1	4.0	1.0

YTD change vs year ago (%)	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
Consolidated	1.3	0.4	(0.5)	(1.1)	1.5	1.6	1.2
NA	0.8	—	(0.3)	(1.6)	0.2	(0.9)	0.5
IPC	2.2	1.2	(0.8)	—	4.1	6.5	2.5
(a)    Total may not sum across due to rounding.
(b)    Represents the change in net sales excluding the impacts of currency translation and divestitures and business exits. Organic Sales Growth is a non-GAAP financial measure. See "Summary of Non-GAAP Financial Measures" below for reconciliations of our GAAP to non-GAAP measures.
(c)    Impact of the exit of the Company's private label diaper business in the United States and other exited businesses and markets in conjunction with the 2024 Transformation Initiative.
North America ("NA")
Net sales of $2.7 billion decreased 1.2 percent in the quarter, including a 0.5 percent impact from the exit of the company's private label diaper business in the US. Organic sales decreased 0.7 percent primarily driven by an approximate 180 basis point headwind from a combination of changes in retail inventories and impacts from the Los Angeles Distribution Center fire. Year-to-date organic sales increased 0.5 percent, as volume growth of 0.8 percent, led by gains in Consumer Tissue and Professional categories, was partially offset by price-related investments to drive consumer trial of new products.
Operating profit of $725 million increased 10.7 percent in the quarter driven by one-time tariff refunds and strong productivity savings that more than offset a 110 basis point headwind from business exits and increased brand investments. Year-to-date operating profit was up 1.1 percent as cost favorability and strong productivity savings were partially offset by a 310 basis point headwind from business exits, as well as increased brand investments.
International Personal Care ("IPC")
Net sales of $1.5 billion increased 4.0 percent in the quarter driven by favorable currency impacts of 3.1 percent and organic sales growth of 1.0 percent. Organic sales benefitted from strong volume-plus-mix led growth of 1.2 percent, reflecting improvements in consumer value propositions across the portfolio that more than offset a 140 basis point headwind from the China social media disruption. Personal Care categories gained weighted share in the quarter with strong gains in Diapers and Pants. Year-to-date organic sales increased 2.5 percent led by volume growth and improved portfolio mix of 2.2 percent and 1.2 percent, respectively, partially offset by price investments.
Operating profit of $186 million increased 2.2 percent in the quarter driven by strong productivity savings and favorable currency impacts that more than offset a 440 basis point headwind from the China social media disruption. Year-to-date operating profit was up 12.5 percent driven by strong productivity savings, favorable currency impacts, volume-plus-mix led net sales growth, and overhead efficiencies.
Cash Flow and Balance Sheet
For the first six months of 2026 cash provided by operations (inclusive of discontinued operations) was $1.7 billion compared to $1.1 billion last year. Year-to-date capital spending was $776 million compared to $401 million last year and the company returned $843 million to shareholders through dividends. Total debt from continuing operations was $6.5 billion as of June 30, 2026, down from $7.2 billion as of December 31, 2025.
2026 Outlook
The Company now expects 2026 Organic Sales Growth to be approximately 100 basis points below its weighted average category growth in the categories and countries it competes, currently 2% on a trailing twelve-month basis. This primarily reflects realized and potential unfavorable impacts amounting to approximately 100 basis points at a total company level from the China social media disruptions. Adjusted Operating Profit is now expected to grow mid-single digits on a constant-currency basis. Adjusted Earnings Per Share from Continuing Operations are expected to grow high single digits on a constant-currency basis including an approximately 30 percent increase in income from equity companies versus 2025. Adjusted Earnings Per Share Attributable to Kimberly-Clark are expected to see a low single digit decline on a constant-currency basis.
This outlook reflects assumptions subject to change given the macro environment.
Supplemental Materials and Live Webcast
Supplemental materials will be available at approximately 6:30 a.m. Eastern Daylight Time in the Investor Relations section of the Kimberly-Clark website. The company will host a live Q&A session with investors and analysts on August 4, 2026, at 8:00 a.m. Eastern Daylight Time. The supplemental materials and Kimberly-Clark's Q&A session can be accessed at the Investor Relations section of the Kimberly-Clark website. A replay of the webcast will be available following the event through the same website.

About Kimberly-Clark
Kimberly-Clark (NASDAQ: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries and territories. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Pull-Ups, Goodnites, Intimus, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 70 countries. Our company’s purpose is to deliver Better Care for a Better World. We are committed to using sustainable practices designed to support a healthy planet, build strong communities, and enable our business to thrive for decades to come. To keep up with the latest news and learn more about the company's more than 150-year history of innovation, visit the Kimberly-Clark website.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.
Forward Looking Statements
Certain matters contained in this press release concerning our plans and expectations regarding the pending mergers with Kenvue and the International Family Care and Professional (“IFP”) joint venture transaction with Suzano (“IFP Transaction”), the business outlook, including raw material, energy and other input costs, the anticipated charges and savings from the 2024 Transformation Initiative, cash flow and uses of cash, growth initiatives, innovations, marketing and other spending, net sales, anticipated currency rates and exchange risks, including the impact in Argentina and Türkiye, effective tax rate, contingencies and anticipated transactions of Kimberly-Clark, including dividends, share repurchases and pension contributions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon management's expectations and beliefs concerning future events impacting Kimberly-Clark. There can be no assurance that these future events will occur as anticipated or that our results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them.
The assumptions used as a basis for the forward-looking statements include many estimates that, among other things, depend on the successful completion of the mergers with Kenvue and the achievement of future cost savings and projected volume increases. In addition, many factors outside our control, including risks and uncertainties around the pending mergers with Kenvue (including the risk that the anticipated benefits and synergies of the mergers may not be realized when expected or at all, the terms and scope of the expected financing in connection with the mergers may prove to be less favorable than currently expected, that the mergers may not be completed in a timely manner or at all and the risk of litigation related to the mergers), the IFP Transaction (including risks related to the incurrence of significant transaction and separation costs, adverse market reactions, regulatory or legal challenges, and operational disruptions), risks that we are not able to realize the anticipated benefits of the 2024 Transformation Initiative (including risks related to disruptions to our business or operations or related to any delays in implementation), war in Ukraine (including the related responses of consumers, customers, and suppliers and sanctions issued by the U.S., the European Union, Russia or other countries), government trade or similar regulatory actions (including current and potential trade and tariff actions affecting the countries where we operate and the resulting negative impacts on our supply chain, commodity costs, and consumer spending), pandemics, epidemics, fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our acquisition and disposition activity, impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing, changes in customer preferences, severe weather conditions, regional instabilities and hostilities (including the war in Iran), potential competitive pressures on selling prices for our products, energy costs, general economic and political conditions globally and in the markets in which we do business, as well as our ability to maintain key customer relationships, could affect the realization of these estimates.
The factors described under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, or in our other SEC filings, among others, could cause our future results to differ from those expressed in any forward-looking statements made by us or on our behalf. Other factors not presently known to us or that we presently consider immaterial could also affect our business operations and financial results.

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30
	2026	2025	Change
Net Sales	$4,189	$4,163	0.6%
Cost of products sold	2,586	2,707	(4.5%)
Gross Profit	1,603	1,456	10.1%
Marketing, research and general expenses	1,004	863	16.3%
Other (income) and expense, net	(34)	1	N.M.
Operating Profit	633	592	6.9%
Nonoperating expense	(12)	(17)	(29.4%)
Interest income	4	5	(20.0%)
Interest expense	(53)	(67)	(20.9%)
Income from Continuing Operations Before Income Taxes and Equity Interests	572	513	11.5%
Provision for income taxes	(217)	(116)	87.1%
Income from Continuing Operations Before Equity Interests	355	397	(10.6%)
Share of net income of equity companies	55	47	17.0%
Income from Continuing Operations	410	444	(7.7%)
Income (Loss) from Discontinued Operations, Net of Income Taxes	(60)	68	(188.2%)
Net Income	350	512	(31.6%)
Net income attributable to noncontrolling interests	(5)	(3)	66.7%
Net Income Attributable to Kimberly-Clark Corporation	$345	$509	(32.2%)

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic:
Continuing operations	$1.22	$1.33	(8.3%)
Discontinued operations	(0.18)	0.20	(190.0%)
Basic Earnings per Share	$1.04	$1.53	(32.0%)

Diluted:
Continuing operations	$1.22	$1.33	(8.3%)
Discontinued operations	(0.18)	0.20	(190.0%)
Diluted Earnings per Share	$1.04	$1.53	(32.0%)

Cash Dividends Declared	$1.28	$1.26	1.6%

Common Shares Outstanding	June 30
	2026	2025
Outstanding shares as of	332.6	331.9
Average diluted shares for three months ended	333.3	333.3

N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30
	2026	2025	Change
Net Sales	$8,352	$8,217	1.6%
Cost of products sold	5,215	5,252	(0.7%)
Gross Profit	3,137	2,965	5.8%
Marketing, research and general expenses	1,924	1,718	12.0%
Other (income) and expense, net	(173)	24	N.M.
Operating Profit	1,386	1,223	13.3%
Nonoperating expense	(27)	(34)	(20.6%)
Interest income	9	12	(25.0%)
Interest expense	(111)	(131)	(15.3%)
Income from Continuing Operations Before Income Taxes and Equity Interests	1,257	1,070	17.5%
Provision for income taxes	(381)	(247)	54.3%
Income from Continuing Operations Before Equity Interests	876	823	6.4%
Share of net income of equity companies	108	91	18.7%
Income from Continuing Operations	984	914	7.7%
Income (Loss) from Discontinued Operations, Net of Income Taxes	41	171	(76.0%)
Net Income	1,025	1,085	(5.5%)
Net income attributable to noncontrolling interests	(15)	(9)	66.7%
Net Income Attributable to Kimberly-Clark Corporation	$1,010	$1,076	(6.1%)

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic:
Continuing operations	$2.92	$2.73	7.0%
Discontinued operations	0.12	0.51	(76.5%)
Basic Earnings per Share	$3.04	$3.24	(6.2%)

Diluted:
Continuing operations	$2.91	$2.72	7.0%
Discontinued operations	0.12	0.51	(76.5%)
Diluted Earnings per Share	$3.03	$3.23	(6.2%)

Cash Dividends Declared	$2.56	$2.52	1.6%

Common Shares Outstanding	June 30
	2026	2025
Average diluted shares for six months ended	333.3	333.3

N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)
(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current Assets
Cash and cash equivalents	$956	$688
Accounts receivable, net	1,858	1,892
Inventories	1,539	1,475
Other current assets	636	535
Current assets of discontinued operations	1,365	720
Total Current Assets	6,354	5,310
Property, Plant and Equipment, Net	6,948	6,775
Investments in Equity Companies	381	330
Goodwill	1,831	1,839
Other Intangible Assets, Net	73	77
Other Assets	1,036	1,062
Non-current Assets of Discontinued Operations	1,931	1,705
TOTAL ASSETS	$18,554	$17,098

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$43	$694
Trade accounts payable	3,372	3,388
Accrued expenses and other current liabilities	2,269	1,888
Dividends payable	423	415
Current liabilities of discontinued operations	881	740
Total Current Liabilities	6,988	7,125
Long-Term Debt	6,474	6,474
Non-current Employee Benefits	561	605
Deferred Income Taxes	473	445
Other Liabilities	622	646
Non-current Liabilities of Discontinued Operations	1,540	151
Redeemable Preferred Securities of Subsidiaries	22	22
Stockholders' Equity
Kimberly-Clark Corporation	1,750	1,502
Noncontrolling Interests	124	128
Total Stockholders' Equity	1,874	1,630
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,554	$17,098

KIMBERLY-CLARK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions)
(Unaudited)

	Six Months Ended June 30
	2026	2025
Operating Activities
Net income	$1,025	$1,085
Depreciation and amortization	360	440
Stock-based compensation	64	73
Deferred income taxes	(83)	(30)
Net (gains) losses on asset and business dispositions	(7)	36
Equity companies' earnings (in excess of) less than dividends paid	(65)	(50)
Operating working capital	399	(471)
Postretirement benefits	(2)	9
Other	(38)	5
Cash Provided by Operations	1,653	1,097
Investing Activities
Capital spending	(776)	(401)
Proceeds from asset and business dispositions	28	12
Investments in time deposits	(166)	(227)
Maturities of time deposits	132	282
Other	17	22
Cash Used for Investing	(765)	(312)
Financing Activities
Cash dividends paid	(843)	(824)
Change in short-term debt	(252)	51
Debt proceeds	1,329	—
Debt repayments	(400)	(250)
Proceeds from exercise of stock options	—	36
Repurchases of common stock	—	(120)
Cash dividends paid to noncontrolling interests	(15)	(18)
Other	(41)	(58)
Cash Used for Financing	(222)	(1,183)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4)	34
Change in Cash and Cash Equivalents	662	(364)

Cash and cash equivalents from continuing operations - beginning of period	688	1,010
Cash and cash equivalents from discontinued operations - beginning of period(a)	13	11
Cash and Cash Equivalents - Beginning of Period	701	1,021

Cash and cash equivalents from continuing operations - end of period	956	634
Cash and cash equivalents from discontinued operations - end of period(a)	407	23
Cash and Cash Equivalents - End of Period	$1,363	$657
(a)    Included in Current assets of discontinued operations.

KIMBERLY-CLARK CORPORATION
BUSINESS SEGMENT RESULTS
(Millions)
(Unaudited)

	Three Months Ended June 30			Six Months Ended June 30
	2026	2025	Change	2026	2025	Change
Net Sales
NA	$2,698	$2,730	(1.2%)	$5,349	$5,398	(0.9%)
IPC	1,491	1,433	4.0%	3,003	2,819	6.5%
Total Net Sales	$4,189	$4,163	0.6%	$8,352	$8,217	1.6%

Operating Profit
NA	$725	$655	10.7%	$1,348	$1,333	1.1%
IPC	186	182	2.2%	431	383	12.5%
Segment Operating Profit(a)	911	837	8.8%	1,779	1,716	3.7%
Corporate & Other(b)	(278)	(245)	13.5%	(393)	(493)	(20.3%)
Total Operating Profit	$633	$592	6.9%	$1,386	$1,223	13.3%
(a)Segment Operating Profit is a non-GAAP financial measure as it excludes certain results included within Corporate & Other, as discussed below. Refer to "Summary of Non-GAAP Financial Measures" below for further discussion of how we utilize non-GAAP financial measures. As shown above, we have included a reconciliation to Total Operating Profit, as determined in accordance with GAAP.
(b)Corporate & Other includes income and expense not associated with the ongoing operations of the segments, including certain operations of the former IFP segment that were divested prior to the IFP Transaction and costs previously allocated to the former IFP segment that aren't reported as discontinued operations.

SUMMARY OF NON-GAAP FINANCIAL MEASURES
The following provides the reconciliation of the non-GAAP financial measures provided in this press release to the most closely related GAAP measure. These measures include: Organic Sales Growth, Adjusted Gross Profit, Adjusted Operating Profit, Adjusted Earnings per Share from Continuing Operations, Adjusted Earnings per Share Attributable to Kimberly-Clark, Adjusted Effective Tax Rate, and Adjusted Income from Discontinued Operations. Unless specifically stated, all discussions regarding non-GAAP financial measures reflect results from our continuing operations for all periods presented.
•Organic Sales Growth is defined as the change in Net Sales, as determined in accordance with U.S. GAAP, excluding the impacts of currency translation and divestitures and business exits.
•Adjusted Gross and Operating Profit, Adjusted Earnings per Share from Continuing Operations, Adjusted Earnings per Share Attributable to Kimberly-Clark, Adjusted Effective Tax Rate, and Adjusted Income from Discontinued Operations are defined as Gross Profit, Operating Profit, Diluted Earnings per Share from Continuing Operations, Diluted Earnings per Share Attributable to Kimberly-Clark, Effective Tax Rate, and Income from Discontinued Operations, Net of Income Taxes, respectively, as determined in accordance with U.S. GAAP, excluding the impacts of certain items that management believes do not reflect our underlying operations, and which are discussed in further detail below.
The income tax effect of these non-GAAP items on the Company's Adjusted Earnings per Share from Continuing Operations, Adjusted Earnings per Share Attributable to Kimberly-Clark and Adjusted Income from Discontinued Operations is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The impact of these non-GAAP items on the Company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on pre-tax income and provision for income taxes.
We use these non-GAAP financial measures to assist in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that we do not believe reflect our underlying and ongoing operations. We believe that presenting these non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating our results. We believe that the presentation of these non-GAAP financial measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliation to those measures, provides investors with additional understanding of the factors and trends affecting our business than could be obtained absent these disclosures.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. We compensate for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. Certain non-GAAP financial measures referenced in this press release are presented on a forward-looking basis. Kimberly-Clark does not provide a reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because it is unable to predict certain adjustment items without unreasonable effort. Please note that these items could be material to Kimberly-Clark’s results calculated in accordance with GAAP.
The non-GAAP financial measures exclude the following items for the relevant time periods:
•2024 Transformation Initiative - We initiated this transformation to create a more agile and focused operating structure that will accelerate our proprietary pipeline of innovation in right-to-win spaces and improve our growth trajectory, profitability, and returns on investment.
•Kenvue Acquisition - Acquisition-related costs incurred in connection with the pending Kenvue Acquisition, primarily related to external advisory, legal, accounting, and other related costs.
•Brazil Business Tax Credits - Favorable legal ruling resolving certain matters related to prior years' business taxes in Brazil.

•Insurance Recovery – Settlement of insurance claims related to a previous acquisition.
•IFP Repatriated Earnings – In connection with the IFP Transaction, we recognized deferred tax liabilities for certain permanently reinvested earnings from the IFP Business that are expected to be repatriated.
•IFP Separation Costs - Costs incurred in connection with the IFP Transaction related to external advisory, legal, accounting, contractor and other incremental costs, and are reported in discontinued operations.
•IFP Reorganization Tax Charges - Net tax charges primarily related to the U.S. federal tax impacts from an intercompany intellectual property transaction and reorganization activities completed in connection with the IFP Transaction.
•IFP Tax Basis Adjustment - In connection with the IFP Transaction, we recognized a deferred tax liability on the difference between our book and tax basis for certain of our investments in subsidiaries reported as discontinued operations.
The following tables provide a reconciliation of Organic Sales Growth from continuing operations:

	Three Months Ended June 30, 2026
	Percent change vs. the prior year period
	NA	IPC	Total
Net Sales Growth	(1.2)	4.0	0.6
Currency Translation	(0.1)	(3.1)	(1.1)
Divestitures and Business Exits	0.5	0.1	0.4
Organic Sales Growth(a)	(0.7)	1.0	(0.1)

	Six Months Ended June 30, 2026
	Percent change vs. the prior year period
	NA	IPC	Total
Net Sales Growth	(0.9)	6.5	1.6
Currency Translation	(0.2)	(4.1)	(1.5)
Divestitures and Business Exits	1.6	—	1.1
Organic Sales Growth(a)	0.5	2.5	1.2
(a)    Table may not foot due to rounding.
The following table provides a reconciliation of Adjusted Gross Profit from continuing operations:

	Three Months Ended June 30		Six Months Ended June 30
	2026	2025	2026	2025
Gross Profit	$1,603	$1,456	$3,137	$2,965
2024 Transformation Initiative	22	82	64	135
Adjusted Gross Profit	$1,625	$1,538	$3,201	$3,100
The following table provides a reconciliation of Adjusted Operating Profit from continuing operations:

	Three Months Ended June 30		Six Months Ended June 30
	2026	2025	2026	2025
Operating Profit	$633	$592	$1,386	$1,223
2024 Transformation Initiative	54	121	105	196
Kenvue Acquisition	109	—	157	—
Brazil Business Tax Credits	(39)	—	(39)	—
Insurance Recovery	—	—	(120)	—
Adjusted Operating Profit	$757	$713	$1,489	$1,419

The following table provides a reconciliation of Adjusted Earnings per Share from Continuing Operations:

	Three Months Ended June 30		Six Months Ended June 30
	2026	2025	2026	2025
Diluted Earnings per Share from Continuing Operations	$1.22	$1.33	$2.91	$2.72
2024 Transformation Initiative	0.12	0.27	0.22	0.50
Kenvue Acquisition	0.30	—	0.43	—
Brazil Business Tax Credits	(0.10)	—	(0.10)	—
Insurance Recovery	—	—	(0.32)	—
IFP Repatriated Earnings	0.26	0.03	0.26	0.03
Adjusted Earnings per Share from Continuing Operations(a)	$1.80	$1.63	$3.40	$3.25
(a)    The non-GAAP adjustments included above are presented net of tax. The income tax effect of these non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. Refer to the Adjusted Effective Tax Rate reconciliation below for the tax effect of these adjustments on the Company's reported provision for income taxes.
The following table provides a reconciliation of Adjusted Earnings per Share Attributable to Kimberly-Clark:

	Three Months Ended June 30		Six Months Ended June 30
	2026	2025	2026	2025
Diluted Earnings per Share Attributable to Kimberly-Clark	$1.04	$1.53	$3.03	$3.23
2024 Transformation Initiative	0.12	0.27	0.22	0.50
Kenvue Acquisition	0.30	—	0.43	—
Brazil Business Tax Credits	(0.10)	—	(0.10)	—
Insurance Recovery	—	—	(0.32)	—
IFP Separation Costs	0.18	0.07	0.25	0.07
IFP Repatriated Earnings	0.26	0.03	0.26	0.03
IFP Reorganization Tax Charges	0.32	—	0.32	—
IFP Tax Basis Adjustment	—	0.02	—	0.02
Adjusted Earnings per Share Attributable to Kimberly-Clark	$2.12	$1.92	$4.09	$3.85

The following tables provide a reconciliation of the continuing operations Adjusted Effective Tax Rate:

	Three Months Ended June 30
	2026		2025
	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes
As Reported	$572	$(217)	$513	$(116)
2024 Transformation Initiative	54	(14)	122	(27)
Kenvue Acquisition	109	(10)	—	—
Brazil Business Tax Credits	(39)	7	—	—
IFP Repatriated Earnings	—	87	—	10
As Adjusted	$696	$(147)	$635	$(133)

Effective Tax Rate
As Reported		37.9%		22.6%
As Adjusted		21.1%		20.9%

	Six Months Ended June 30
	2026		2025
	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes	Income from Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes
As Reported	$1,257	$(381)	$1,070	$(247)
2024 Transformation Initiative	105	(33)	199	(27)
Kenvue Acquisition	157	(15)	—	—
Brazil Business Tax Credits	(39)	7	—	—
Insurance Recovery	(120)	14	—	—
IFP Repatriated Earnings	—	87	—	10
As Adjusted	$1,360	$(321)	$1,269	$(264)

Effective Tax Rate
As Reported		30.3%		23.1%
As Adjusted		23.6%		20.8%

The following table provides a reconciliation of Adjusted Income from Discontinued Operations:

	Three Months Ended June 30		Six Months Ended June 30
	2026	2025	2026	2025
Income (Loss) from Discontinued Operations, Net of Income Taxes	$(60)	$68	$41	$171
IFP Separation Costs	72	33	104	33
Tax Effect on IFP Separation Costs(a)	(12)	(8)	(20)	(8)
IFP Reorganization Tax Charges	107	—	107	—
IFP Tax Basis Adjustment	—	6	—	6
Adjusted Income from Discontinued Operations	$107	$99	$232	$202
(a)    The income tax effect of this non-GAAP item is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the non-GAAP adjustment.

Investor Relations contact: Christopher Jakubik, CFA, KC.InvestorRelations@kcc.com
Media Relations contact: Kyrsten Aspegren, media.relations@kcc.com

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